NEWS . . .                               Contact:  Robert S. Merritt
November 17, 1997                                  (813) 282-1225
FOR IMMEDIATE RELEASE


                      OUTBACK STEAKHOUSE, INC.
                  TO TAKE $27 MILLION ASSET WRITE DOWN

      Tampa, Florida, November 17, 1997 -- Outback Steakhouse, Inc.

(NASDAQ:OSSI) today announced that it would take a pre-tax charge to its fourth quarter earnings of approximately $27,000,000 to write down certain value impaired assets.  The write down is required under Statement of

Financial Accounting Standards No. 121 and will reduce earnings by approximately $0.36 per share.

      The Company said that the write down primarily relates to its Carrabba's

Italian Grill restaurant properties. The Company also said that while nine of the 68 Carrabba's Italian Grills had been closed, it intends to continue developing the concept in markets where it has demonstrated success.

      In making the announcement, Chris Sullivan, the Company's Chief

Executive Officer, said "We have made significant progress in the development of the Carrabba's concept this year. This step will allow us to focus on the continuing growth in successful markets. Carrabba's development will continue at a pace of 8-10 restaurants in 1998."

      In addition to its Carrabba's Italian Grills, Outback Steakhouse, Inc.

operates 426 domestic and 7 international Outback Steakhouses. The Company intends to open an additional 75-85 Outback Steakhouses in 1998.